Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS SECOND QUARTER 2007 EARNINGS;
UPDATES FULL YEAR EARNINGS OUTLOOK

Highlights:
•
Second quarter earnings were $0.93 per share, which included charges of $0.48 per share for restructuring and related asset impairment charges. Excluding these items, earnings were $1.41 per share, up 16 percent compared to the prior year quarter.

•	Wood protection and industrial coatings operating income increased $6 million over the prior year period.
•	Third quarter earnings per share are expected to be in the $0.40 to $0.50 range, compared to $0.30 for the prior year quarter.
•	The Company obtained a favorable ruling on its antidumping duty rate. As a result, full-year 2007 earnings per share are expected to be in the $2.30 to $2.40 range.

NORWALK, Conn., July 31, 2007 - ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the second quarter of 2007 of $458.3 million compared to $446.1 million reported in 2006. Earnings per share from continuing operations for the second quarter were $0.93 for 2007 on $22.8 million of income. Included in the second quarter 2007 results are pre-tax restructuring and asset impairment charges of $15.6 million related to the Company’s previously announced decision to discontinue the manufacturing of its BIT molecule and to begin sourcing it from third-party suppliers to improve the profitability of this business. Excluding these items, earnings from continuing operations were $1.41 per share for the second quarter 2007 on $34.7 million of income compared to $1.22 per share on income of $29.6 million a year ago.

Segment operating income for the second quarter was $56.2 million in 2007 compared to $49.7 million in 2006.

“I’m pleased with Arch’s second quarter results, despite unseasonably wet weather in several major regions of North America where we sell our pool chemicals,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell.  “Our wood protection business achieved excellent results during the quarter under its margin-improvement plan.  And we continue to benefit from strong demand for biocides used in personal care products and other core, end-use markets.  For the full year, our water products business continues to make great progress on its operating margin improvement plan. The fundamentals of our core businesses remain strong, and we expect to once again significantly grow the Company’s annual earnings.”

The following compares segment sales and operating income for the second quarters of 2007 and 2006 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products
Treatment Products reported sales of $389.5 million and operating income of $61.5 million compared with sales of $375.9 million and operating income of $54.0 million in 2006.

HTH Water Products
HTH water products reported sales of $190.9 million and operating income of $42.0 million for 2007 compared to sales of $197.8 million and operating income of $41.4 million for 2006.

Sales decreased $6.9 million, or approximately three percent, as a result of reduced demand for branded products in North America due to unfavorable June weather patterns in several large regions served by the Company and lower volumes in Europe as a result of shedding unprofitable business. The increased pricing in North America and Europe partially offset the lower volumes.

Operating income increased $0.6 million over the prior year as higher pricing more than offset the lower volumes.

Personal Care and Industrial Biocides
Personal care and industrial biocides reported sales of $82.7 million and operating income of $12.5 million compared to sales and operating income of $75.5 million and $11.6 million, respectively, in 2006.

Sales increased $7.2 million, or approximately 10 percent, due to higher volumes driven by increased demand for biocides used in industrial applications, including building products and health and hygiene, and increased demand for biocides used in personal care products. Favorable foreign exchange was more than offset by lower pricing. The pricing impact was due to additional volume related to expanded applications and, to a lesser extent, to competitive pressures in certain industrial biocides markets.

Operating income increased $0.9 million as the higher sales volumes more than offset the lower pricing and higher manufacturing costs.

Wood Protection and Industrial Coatings
Wood protection and industrial coatings reported sales of $115.9 million and operating income of $7.0 million compared to sales and operating income of $102.6 million and $1.0 million, respectively, in 2006.

Sales increased $13.3 million, or approximately 13 percent, due to improved pricing, favorable foreign exchange and, to a lesser extent, higher volumes. The improved pricing was principally in the wood protection business. Price increases were implemented for wood protection products used in residential and industrial applications in North America and in Europe to offset the higher raw material costs experienced over the last several years. Increased demand for industrial coatings, principally in the Eastern European market, more than offset reduced volumes for wood protection products resulting from the slowdown in the U.S. construction market.

Operating income increased $6.0 million as improved pricing for the wood protection business and increased volumes for the industrial coatings business more than offset higher raw material costs.

Performance Products
Performance Products reported sales of $68.8 million and operating income of $5.3 million compared with sales and operating income of $70.2 million and $5.5 million, respectively, in 2006.

Performance urethanes sales decreased $0.9 million, or approximately one percent, due to lower pricing. The lower pricing was principally due to increased competition in the propylene glycol and polyol markets. Operating income was comparable to prior year as lower pricing and the loss of business in Venezuela were offset by reduced manufacturing costs and a favorable raw material contract pricing adjustment.

Hydrazine sales decreased $0.5 million from 2006 due to lower hydrazine hydrates pricing. Operating income was comparable to last year as the lower sales were offset by favorable manufacturing costs.

General Corporate Expenses
General corporate expenses increased $0.8 million principally due to higher environmental remediation costs as a result of the negative impact of weather at one of the Company’s remediation sites.

Restructuring
In an effort to reduce the overall cost of certain of its products in the industrial biocides business, the Company has made a decision to discontinue the manufacturing of its BIT molecule and begin sourcing from third-party suppliers.   The Company will continue to produce formulations containing BIT in both the United States and England for global end-market uses.  As a result of this decision, the Company has closed its Seal Sands, England manufacturing location and will downsize manufacturing at its Huddersfield, England location.  This will result in the termination of approximately 40 employees as well as several service agreements.  The Company anticipates incurring a pre-tax charge between $16 and $20 million, compared to its previous guidance of $20 to $25 million. In the second quarter, the Company recorded a pre-tax charge of $15.6 million, of which $8.6 million was non-cash. Approximately $0.4 million of the pre-tax charge relates to inventory disposal costs and is included in Cost of Goods Sold. Also included is an unrelated charge of approximately $0.8 million related to executive severance.  The Company expects the remainder of the charge to be incurred in the second half of 2007.  The Company now expects to realize projected annual pre-tax cost savings of approximately $6 million beginning in 2008 from these actions.

Antidumping Duties
The Company’s imports of chlorinated isocyanurates (“isos”) have been subject to antidumping duties since December 2004. In June 2005, the U.S. Department of Commerce (“DOC”) issued its estimated duty rate applicable to the Company’s major Chinese supplier. Since such date, the Company has been making cash deposits of the estimated antidumping duties at the rate of 76 percent of the value imported. At the request of certain producers, including our supplier, the DOC conducted an administrative review of this antidumping duty order on isos imported from China from December 16, 2004 through May 31, 2006 to determine the final antidumping duty rate. On July 17, 2007, the DOC published its preliminary determination that the final duty assessed against our supplier for the period under review should be reduced from 76 percent to 6.75 percent. The Company estimates the net impact of this duty reduction would result in a pre-tax benefit of approximately $15 million. The Company expects to recognize this benefit in the fourth quarter of 2007, as the final determination will be published no later than January 2008. In addition, once the final determination is published, the Company will begin paying cash deposits for future imports at the final published rate. Based upon the current level of purchases and the expected duty reduction to 6.75 percent, the Company estimates a pre-tax benefit of approximately $5 to $8 million in 2008.

2007 Outlook
The Company anticipates earnings from continuing operations before special items in the third quarter 2007 to be in the $0.40 to $0.50 per share range, compared to $0.30 for the prior-year quarter. The improvement is expected from the Company’s HTH water products, wood protection and industrial biocides businesses.

For full year 2007, sales are expected to increase approximately four to six percent. Earnings per share from continuing operations before special items are forecast to be in the $2.30 to $2.40 range, which includes the expected impact of the final antidumping duty ruling. The impact on earnings per share of the Koppers-Arch wood protection acquisition is expected to be immaterial in 2007. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be in the $40 to $45 million range. Upon recognition of the expected antidumping duty benefit, the Company expects the full-year effective tax rate to increase from 34 percent to 35 percent.

Guidance for the third quarter and full year 2007 excludes the contract termination gain in the hydrazine business and the restructuring and impairment charges in the industrial biocides business.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch
Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.4 billion.  Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes.  The Company’s concentration is in water, hair and skin care products, pressure-treated wood, paints and coatings, building products and health and hygiene applications.  Arch Chemicals operates in two segments:  Treatment Products and Performance Products.  Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ second quarter 2007 earnings conference call on Tuesday, July 31, 2007 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•
If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 810-0924, passcode 9904387, in the United States, or (913) 981-4900, passcode 9904387, outside the United States.

•
A telephone replay will be available from 1:00 p.m. on Tuesday, July 31, 2007 until 6:00 p.m. (ET) on Tuesday, August 7, 2007. The replay number is (888) 203-1112, passcode 9904387; from outside the United States, please call (719) 457-0820, passcode 9904387.

###

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; recession or lack of moderate growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs and availability for certain chemical product lines; a change in anti-dumping duties on certain products; a change in the refund on Chinese taxes related to exports from China; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or unfavorable tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; change in the Company’s stock price; and gains or losses on derivative instruments.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Income (a)
(In millions, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Sales	$458.3	$446.1	$784.3	$763.9
Cost of Goods Sold (b)	320.8	317.4	554.4	547.3
Selling and Administration	76.9	74.0	149.8	143.1
Research and Development	5.0	5.3	9.7	9.9
Other (Gains) and Losses (c)	-	-	(12.8)	-
Restructuring Expense (d)	6.6	-	6.6	-
Impairment Charge (d)	8.6	-	8.6	-
Interest Expense, Net	3.8	5.5	8.3	10.8
Income from Continuing Operations Before Equity
in Earnings of Affiliated Companies and Taxes	36.6	43.9	59.7	52.8
Equity in Earnings of Affiliated Companies	0.2	0.3	0.2	0.5
Income Tax Provision	14.0	14.6	22.5	17.6
Income from Continuing Operations	22.8	29.6	37.4	35.7
Loss from Discontinued Operations, Net of Tax (e)	-	(0.1)	-	(0.5)
Net Income	$22.8	$29.5	$37.4	$35.2

Basic Income Per Share:
Continuing Operations	$0.93	$1.23	$1.54	$1.49
Loss from Discontinued Operations, Net of Tax (e)	-	-	-	(0.02)
Basic Income Per Share	$0.93	$1.23	$1.54	$1.47

Diluted Income Per Share:
Continuing Operations	$0.93	$1.22	$1.53	$1.47
Loss from Discontinued Operations, Net of Tax (e)	-	-	-	(0.02)
Diluted Income Per Share	$0.93	$1.22	$1.53	$1.45

Weighted Average Common Stock Outstanding - Basic	24.4	24.0	24.3	24.0
Weighted Average Common Stock Outstanding - Diluted	24.6	24.3	24.5	24.2

(a)	Unaudited.

(b)	Includes $0.4 million on inventory disposal costs associated with the the Company's decision to discontinue manufacturing its BIT molecule ("BIT restructuring").

(c)	Represents a gain for the completion of a contract with the U.S. Government.

(d)	Includes severance, the write-down of manufacturing assets and other related costs associated with the BIT restructuring.

(e)	Represents the results of operations of the CMS business which is accounted for as an Asset Held For Sale through December 31, 2006.

The following table reconciles income and diluted income per share from continuing operations to income and diluted income per share from continuing operations before other (gains) and losses, restructuring and impairment to provide comparability to the Company's earnings guidance for both the three months and six months ended June 30, 2007.

	Three Months		Six Months
	Ended June 30, 2007		Ended June 30, 2007

	Income	EPS	Income	EPS

Income from Continuing Operations	$22.8	$0.93	$37.4	$1.53
Add: Restructuring and impairment, net of tax	11.9	0.48	11.9	0.48
Less: Other gains, net of tax	-	-	(7.8)	(0.32)

Income from Continuing Operations before other gains, restructuring and impairment	$34.7	$1.41	$41.5	$1.69

Arch Chemicals, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)

	June 30,	December 31,
	2007 (a)	2006

Assets:
Cash & Cash Equivalents	$72.8	$82.4
Accounts Receivable, Net (b)	169.6	143.9
Short-Term Investment (b)	59.1	72.5
Inventories, Net	214.2	182.4
Other Current Assets	32.7	29.9
Total Current Assets	548.4	511.1
Investments and Advances - Affiliated Companies at Equity	7.3	6.8
Property, Plant and Equipment, Net	183.1	193.2
Goodwill	191.7	202.9
Other Intangibles	151.7	153.6
Other Assets	102.2	82.0
Total Assets	$1,184.4	$1,149.6

Liabilities and Shareholders' Equity:

Short-Term Borrowings	$11.3	$6.5
Current Portion of Long-Term Debt	0.7	149.0
Accounts Payable	204.2	183.6
Accrued Liabilities	97.6	91.5
Total Current Liabilities	313.8	430.6
Long-Term Debt	152.0	62.4
Other Liabilities	305.5	290.4
Total Liabilities	771.3	783.4
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
24.4 Shares Issued and Outstanding (24.1 in 2006)	24.4	24.1
Additional Paid-in Capital	442.4	434.8
Retained Earnings	59.0	31.3
Accumulated Other Comprehensive Loss	(112.7)	(124.0)
Total Shareholders' Equity	413.1	366.2
Total Liabilities and Shareholders' Equity	$1,184.4	$1,149.6

(a) Unaudited.

(b) The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and the Company's retained interest in such receivables have been reflected as a short-term investment. As of June 30, 2007, the Company had sold $74.1 million of participation interests in $133.2 million of accounts receivable and, as of December 31, 2006, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Cash Flows (a)
(In millions)

Six Months Ended June 30,	2007	2006
Operating Activities:
Net Income	$37.4	$35.2
Adjustments to Reconcile Net Income to Net Cash
and Cash Equivalents (Used in) Provided by Operating
Activities:
Loss from Discontinued Operations	-	0.5
Equity in Earnings of Affiliates	(0.2)	(0.5)
Depreciation and Amortization	22.4	22.4
Deferred Taxes	(3.9)	12.2
Impairment	8.6	-
Restructuring Expense (Payments), Net	4.8	(0.2)
Other (Gains) And Losses	(12.8)	-
Changes in Assets and Liabilities, Net of Purchase
and Sale of Businesses:
Accounts Receivable Securitization Program	74.1	60.0
Receivables	(78.6)	(97.1)
Inventories	(29.7)	(32.9)
Other Current Assets	(3.1)	1.1
Accounts Payable and Accrued Liabilities	25.6	13.8
Noncurrent Liabilities	7.7	9.5
Other Operating Activities	10.9	(0.4)
Net Operating Activities from Continuing Operations	63.2	23.6
Cash Flows of Discontinued Operations	0.1	(1.1)
Net Operating Activities	63.3	22.5
Investing Activities:
Capital Expenditures	(17.6)	(9.3)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(0.2)	(2.8)
Cash Payments from the Sale of a Business	-	(0.5)
Cash Proceeds from Sale of Land	2.8	-
Other Investing Activities	(2.0)	(1.5)
Net Investing Activities	(17.0)	(14.1)
Financing Activities:
Long-Term Debt Borrowings	150.0	40.0
Long-Term Debt Repayments	(209.4)	(46.5)
Short-Term Borrowings (Repayments), Net	4.8	(0.9)
Dividends Paid	(9.7)	(9.6)
Proceeds from Stock Options Exercised and Other Financing Activities	8.0	11.6
Net Financing Activities	(56.3)	(5.4)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.4	2.9
Net (Decrease) Increase in Cash and Cash Equivalents	(9.6)	5.9
Cash and Cash Equivalents, Beginning of Year	82.4	43.1
Cash and Cash Equivalents, End of Period	$72.8	$49.0

(a) Unaudited.

Arch Chemicals, Inc.
Segment Information (a)
(In millions)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Sales:
Treatment Products:
- HTH Water Products	$190.9	$197.8	$286.5	$297.2
- Personal Care and Industrial Biocides	82.7	75.5	159.6	141.9
- Wood Protection and Industrial Coatings	115.9	102.6	207.0	189.8
Total Treatment Products	389.5	375.9	653.1	628.9
Performance Products:
- Performance Urethanes	64.0	64.9	121.7	125.3
- Hydrazine	4.8	5.3	9.5	9.7
Total Performance Products	68.8	70.2	131.2	135.0
Total Sales	$458.3	$446.1	$784.3	$763.9
Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products	$42.0	$41.4	$46.5	$46.2
- Personal Care and Industrial Biocides	12.5	11.6	26.7	22.9
- Wood Protection and Industrial Coatings	7.0	1.0	8.3	2.4
Total Treatment Products	61.5	54.0	81.5	71.5
Performance Products:
- Performance Urethanes	5.2	5.4	7.9	9.4
- Hydrazine (c)	0.1	0.1	13.2	(0.1)
Total Performance Products	5.3	5.5	21.1	9.3
	66.8	59.5	102.6	80.8
General Corporate Expenses (d)	(10.6)	(9.8)	(18.8)	(16.7)
Total Segment Operating Income Including Equity in
Earnings of Affiliated Companies	56.2	49.7	83.8	64.1
Equity in Earnings of Affiliated Companies	(0.2)	(0.3)	(0.2)	(0.5)
Restructuring and Impairment	(15.6)	-	(15.6)	-
Total Operating Income	40.4	49.4	68.0	63.6
Interest Expense, Net	(3.8)	(5.5)	(8.3)	(10.8)
Income from Continuing Operations Before Taxes and
Equity in Earnings of Affiliated Companies	$36.6	$43.9	$59.7	$52.8

(a)	Unaudited.

(b)	Includes equity in earnings of affiliated companies and excludes restructuring and impairment.

(c)	Year-to-date 2007 includes a $12.8 million gain for the completion of a contract with the U.S Government.

(d)
Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program and certain pension expenses.